AdSouth Partners, Inc. Announces 2005 Second Quarter Conference Call

BOCA RATON, Fla.--(BUSINESS WIRE)--Aug. 19, 2005--AdSouth Partners, Inc. (OTCBB:ASPR), a rapidly growing vertically integrated direct response marketing company, today announced that John Cammarano, ASPR's Chief Executive Officer, will host a conference call to discuss the Company's financial results for the 2005 second quarter, which ended June 30, 2005.

The conference call will take place at 4:15 p.m. Eastern, on Wednesday, August 24, 2005. Anyone interested in participating should call 800-683-1575 if calling within the United States or 973-935-2106 if calling internationally approximately 5 to 10 minutes prior to 4:15 p.m. There will be a playback available until August 31, 2005. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 6401320 for the replay.

The call is being webcast by ViaVid Broadcasting and may be accessed at AdSouth's website at http://www.adsouthpartners.com. The webcast may also be accessed at ViaVid's website at http://www.viavid.net. The webcast may be accessed through November 30, 2005 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About AdSouth Partners, Inc.

AdSouth Partners is a vertically integrated direct response marketing company that generates revenues from the sale of products, both through sales to retailers and direct marketing, and from the placement of advertising, the production of advertisements, creative advertising, and public relations consulting services. A complete list of the retailers who sell our products is available on our website at http://www.adsouthinc.com and a preview of the products offered is available at http://www.dermafresh.com.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the Safe Harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward- looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Form 10-KSB filing, its registration statements and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether because of new information, future events or otherwise.

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CONTACT: AdSouth Partners, Inc., Boca Raton
         John Cammarano, 561-750-0410
         or
         Alliance Advisors, LLC
         Alan Sheinwald, 914-244-0062
         asheinwald@allianceadvisors.net

SOURCE: AdSouth Partners, Inc.